Exhibit 99.1

News Release

Uranium Resources Announces $6.0 Million Registered Direct Offering

CENTENNIAL, Colo., March 3, 2015 — Uranium Resources, Inc. (Nasdaq:URRE) announced today that it has entered into a securities purchase agreement with certain institutional investors to sell 4,000,000 shares of its common stock and warrants to purchase 2,200,000 shares of its common stock for gross proceeds of $6.0 million. The securities will be sold in units at a price of $1.50 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.55 shares of common stock at an exercise price of $2.00 per whole share. The warrants will be exercisable for a period of five years beginning on the six-month anniversary of original issuance and ending on the date that is five years after the date of first exercisability.

The closing of the offering is expected to take place on or about Friday March 6, 2015, subject to the satisfaction of customary closing conditions.

The offering is expected to result in net proceeds to URRE of approximately $5.4 million, after deducting the placement agent’s commissions and URRE’s estimated offering expenses. URRE intends to use the net proceeds from this offering to fund ongoing business activities, including an $0.8 million exploration drilling program in South Texas, reclamation work, capital expenditures, working capital and other general corporate purposes.

Roth Capital Partners acted as the sole placement agent in connection with the transaction.

The securities are being offered by the Company pursuant to an effective shelf registration statement (File No. 333-196880), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2014.  A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC.  Copies of the prospectus and prospectus supplement relating to the offering may be obtained at the SEC’s website, http://www.sec.gov or from Roth Capital Partners, Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660 (telephone: 800-678-9147; e-mail: rothecm@roth.com).

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful.  The shares of common stock and warrants may only be offered by means of a prospectus.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources has two licensed and currently idled processing facilities and approximately 17,000 acres of prospective in situ recovery (ISR) projects in Texas. In New Mexico, the Company holds a federal Nuclear Regulatory Commission license to recover up to three million pounds of uranium per year using the ISR process at certain properties and controls minerals rights encompassing approximately 195,000 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. The Company acquired these properties along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the closing of the registered direct offering and the use of the proceeds are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to raise additional capital in the future, (b) spot price and long-term contract price of uranium, (c) the Company’s ability to reach agreements with current royalty holders, (d) weather conditions, operating conditions at the Company’s projects, (e) government and tribal regulation of the uranium industry and the nuclear power industry, (f) world-wide uranium supply and demand, (g) availability of capital, (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contact:

Wendy Yang

Investor Relations

(303) 531-0478

wyang-ir@uraniumresources.com

Learn more about the Company and its Texas Projects at

www.uraniumresources.com

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